Exhibit 10.8

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is made effective May 6, 2024, between Blake Elliot Inc., a Florida corporation (the “Advisor”), and Collab (USA) Capital LLC a Delaware limited liability company, whose principal place of business is located at 745 5th Ave, Suite 500, New York, NY 10151 (the “Company”).

WHEREAS, Company is in need of certain consulting and advisory services;

WHEREAS, Advisor, specifically its Managing Director, Blake Janover, possesses considerable industry knowledge and experience that is valuable to Company; and

WHEREAS, Advisor has agreed to perform consulting work for Company with respect to making introductions and advising Company on corporate finance, capital markets, and public market listing (collectively, the “Services”).

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1 – SCOPE OF WORK.

1.1	Services –Company shall engage Advisor to provide the Services described above.

1.2 Time and Availability –Advisor shall perform Services and provide advice and analysis with respect to the Services as Company may reasonably require. Services shall be performed at such place or places as Advisor deems reasonable giving due regard to the needs of Company’s business. Advisor shall devote such of his time and business efforts to the performance of the Services as Advisor deems reasonable and necessary to discharge his responsibilities and obligations hereunder.

1.3 Confidentiality – In order for Advisor to perform Services, it may be necessary for Company to provide Advisor with Confidential Information (as defined below) regarding Company’s business and products. Advisor agrees to be bound by the terms of Article 5 hereof.

1.4 Standard of Conduct – In rendering the Services under Agreement, Advisor shall conform to high professional standards of work and business ethics. Advisor shall not use time, materials, or equipment of Company without the prior written consent of Company.

1.5 Reports –Advisor shall, periodically and when specifically requested by Company, provide Company with written reports of his observations and conclusions regarding the Services. Upon the termination of this Agreement, Advisor shall, upon the request of Company, prepare a final report of Advisor’s activities.

ARTCILE 2 – LIMITATION ON SERVICES.

Advisor represents and warrants, and Company acknowledges, that Advisor is not a licensed securities broker or dealer or a licensed investment advisor. Accordingly, Advisor shall not, and shall have no authority, express or implied, to:

2.1.	Sell any securities of Company, offer to sell any securities of Company, or solicit offers to purchase any securities of Company;

2.2.	Negotiate with any prospective purchaser of securities or potential acquirer of Company on behalf of or as a representative of Company;

2.3.	Make any representations or warranties on behalf of Company or with respect to Company or any of Company’s securities;

2.4.	Prepare or disseminate any documentation regarding Company or any potential investment in or acquisition of Company unless specifically authorized by Company, or to engage in any general advertising or solicitation with respect to Company or its securities;

2.5.	Advise any potential investor or potential acquirer regarding any potential investment in or acquisition of Company or the value of any securities or terms of any proposed transaction;

2.6.	Disseminate term sheets, offering documents, business plans or any other Company information unless specifically authorized by Company;

2.7.	Receive or transmit funds to or from potential investors in or acquirers of Company; or

2.8.	Make any representation on behalf of Company, except as expressly authorized in advance in writing from time to time by Company and then only to the extent of such authorization.

ARTICLE 3 – INDEPENDENT CONTRACTOR.

3.1 Independent Contractor –Advisor is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, Company. Advisor is not authorized to speak for, represent, or obligate Company in any manner without the prior express written authorization from an officer of Company.

3.2	Indemnification -

Advisor and Company agree that they shall mutually indemnify and hold the each other free and harmless from any claims, liabilities, damages, losses, costs or expenses, including reasonable attorney’s fees, in respect of any claim, action, suit, proceeding, or demand, in law or in equity (1) resulting from Advisor’s Services, (2) resulting from the work performed on behalf of Advisor by any agent, employee, contractor or representative of Advisor, (3) caused by the negligence, recklessness or willful misconduct of Company or Advisor or any agent, employee, contractor or representative of Advisor, or (4) arising from any failure by Advisor or Company to perform any of its obligations under this Agreement.

3.3 Taxes – Advisor shall be responsible for all taxes arising from compensation as per Section 4.1 below under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of Advisor’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by Company on behalf of Advisor or its employees. Advisor understands that it is required to pay, according to law, Advisor’s taxes and Advisor shall, when requested by Company, properly document to Company that any and all federal and state taxes have been paid. All reimbursements as per Section 4.2 are not and shall not be reported to the IRS as taxable income.

3.4 Benefits –Advisor and Advisor’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of Company. No workers’ compensation insurance shall be obtained by Company covering Advisor or Advisor’s employees.

ARTICLE 4 – COMPENSATION FOR CONSULTING SERVICES.

4.1 Compensation – In consideration for the Services, Advisor shall receive compensation of six thousand five hundred dollars ($6,500) per month, for the later of a period of twenty four (24) consecutive months from the effective date of this Agreement or until the Company is listed on a national securities exchange . In the event of termination by Company, all compensation due under this agreement to Advisor shall accelerate and automatically become due and Advisor shall be entitled to receive the balance of payments for the remaining period up to two (2) years.

Additionally, in the event of a listing of the Company on a securities exchange during the Term (as defined below), Advisor shall be entitled to 100,000 shares of common stock which shall be registered in the registration statement for the liquidity event.

4.2 Reimbursement – Company agrees to reimburse Advisor for all actual reasonable and necessary expenditures, which are directly related to Services. Expenses will only be reimbursed if Company had given prior approval of the expenditure. Expenses incurred by Advisor will be reimbursed by Company within thirty (30) days of Advisor’s proper written request for reimbursement which includes all proper documentation.

ARTICLE 5 – TERM AND TERMINATION.

5.1 Term – This Agreement shall be effective as of the date set forth above and shall continue in full force and effect for the later of twenty four (24) consecutive months or when the Company is listed on a national securities exchange (the “Term”). Company and Advisor may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue. Company may cancel this agreement on thirty (30) days notice to Advisor, as per section 10.9 below.

5.2 Termination –Company may immediately terminate this Agreement for “Cause,” after giving Advisor written notice of the reason. Cause means: (1) Advisor has materially breached the provisions of Article 6 or 8 of this Agreement in any respect; (2) Advisor has breached any other provision of this Agreement and the breach remains uncured for 30 days following receipt of a notice from Company; or (3) Advisor has committed fraud, a misappropriation or embezzlement in connection with Company’s business or Advisor’s Services.

5.3 Responsibility upon Termination – Any equipment provided by Company to Advisor in connection with or furtherance of Advisor’s Services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to Company.

5.4 Survival – The provisions of Articles 6, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 6 – CONFIDENTIAL INFORMATION.

6.1 Obligation of Confidentiality – In performing the Services under this Agreement, Advisor may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of Company. Advisor agrees that Advisor will not and Advisor’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for any purpose other than providing the Services and will not use for the benefit of any person, entity or organization other than Company, or disclose such Confidential Information without the written authorization of Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

6.2 Definition – “Confidential Information” means information, not generally known, and proprietary to Company or to a third party for whom Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of Company, any confidential secret development or research work of Company, or any other confidential information or proprietary aspects of the business of Company. All information which Advisor acquires or becomes acquainted with during the period of this Agreement, whether developed by Advisor or by others, which Advisor has a reasonable basis to believe to be Confidential Information, or which is treated by Company as being Confidential Information, shall be presumed to be Confidential Information. Confidential Information does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order.

6.3 Property of Company – Advisor agrees that all plans, manuals and specific materials developed by Advisor on behalf of Company in connection with the Services rendered under this Agreement, are and shall remain the exclusive property of Company. Promptly upon the expiration or termination of this Agreement, or upon the request of Company, Advisor shall return to Company all documents and tangible items, including samples, provided to Advisor or created by Advisor for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 7 –DATA.

7.1 Data – All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to Company by Advisor in connection with the services rendered under this Agreement shall belong exclusively to Company and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Advisor hereby assigns to Company the ownership of copyright or mask work in the Deliverable Items, and Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Advisor agrees to give Company or its designees all assistance reasonably required to perfect such rights.

ARTICLE 8 – NON– SOLICITATION.

8.1 Non-Solicitation – Advisor covenants and agrees that during the term of this Agreement, Advisor will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of Company any employee or independent contractor employed by, Company while Advisor is performing the Services for Company.

ARTICLE 9 – RIGHT TO INJUNCTIVE RELIEF.

Advisor acknowledges that the terms of Articles 6, 7, and 8 of this Agreement are reasonably necessary to protect the legitimate interests of Company, are reasonable in scope and duration, and are not unduly restrictive. Advisor further acknowledges that a breach of any of the terms of Articles 6, 7, or 8 of this Agreement will render irreparable harm to Company, and that a remedy at law for breach of the Agreement is inadequate, and that Company shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

Advisor acknowledges that an award of damages to Company does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 10 – GENERAL PROVISIONS.

10.1 Construction of Terms – If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

10.2 Governing Law – This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Florida.

10.3 Complete Agreement – This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

10.4 Jurisdiction and Venue - The parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

10.5 Modification – No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

10.6 Waiver of Breach – The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

10.7 Successors and Assigns – This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by Company without Advisor’s consent in the event Company is acquired by or merged into another corporation or business entity; or by Advisor without Company’s consent if Advisor or its agreements are acquired or Advisor is merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

10.8 No Conflict – Advisor warrants that Advisor has not previously assumed any obligations inconsistent with those undertaken by Advisor under this Agreement.

10.9 Notices – Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax or email (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth above.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Collab (USA) Capital, LLC

By:	/s/ Qian Wang
Name:	Qian Wang
Title:	CEO

Blake Elliot, Inc.

By:	/s/ Blake Janover
Name:	Blake Janover
Title:	Partner